November 6, 2015

JPMorgan Chase & Co.
 Structured Investments
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Class A Common Stock of Under Armour, Inc. due November 14, 2016
•         The notes are designed for investors who seek a higher interest rate than either the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us.  The notes will pay at least 7.05% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of at least 0.5875% per month.
•         The notes will be automatically called if the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Value.
•         Investors in the notes should be willing to accept the risks of owning equities in general and the Reference Stock, in particular, and the risk of losing some or all of their principal and be willing to forgo dividend payments, in exchange for Interest Payments.
•         The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•         Minimum denominations of $1,000 and integral multiples thereof
•         The notes are expected to price on or about November 6, 2015 and are expected to settle on or about November 12, 2015.
•         CUSIP: 46625HPD6

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  If the notes priced today, the selling commissions would be approximately $2.50 per $1,000 principal amount note and in no event will these selling commissions exceed $11.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $974.40 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $965.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Term sheet to product supplement no. 4a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014
Registration Statement No. 333-199966; Rule 433

Key Terms

Reference Stock: The Class A common stock of Under Armour, Inc., par value $0.0003 1/3 per share (Bloomberg ticker: UA).  We refer to Under Armour, Inc. as “Under Armour.”
Interest Payments:
If the notes have not been automatically called, you will receive on each Interest Payment Date for each $1,000 principal amount note an Interest Payment equal to at least $5.875 (equivalent to an Interest Rate of at least 7.05% per annum, payable at a rate of at least 0.5875% per month) (to be provided in the pricing supplement).
Interest Rate: At least 7.05% per annum, payable at a rate of at least 0.5875% per month (to be provided in the pricing supplement)
Conversion Value: 80.00% of the Initial Value
Pricing Date: On or about November 6, 2015
Original Issue Date (Settlement Date): On or about November 12, 2015
Review Dates*: February 8, 2016, May 6, 2016, August 8, 2016 and November 8, 2016 (final Review Date)
Interest Payment Dates*: December 10, 2015, January 11, 2016, February 11, 2016, March 10, 2016, April 11, 2016, May 11, 2016, June 9, 2016, July 11, 2016, August 11, 2016, September 9, 2016, October 12, 2016 and the Maturity Date
Maturity Date*: November 14, 2016
Call Settlement Date*: If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
Automatic Call:
If the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment for the Interest Payment Date occurring on the applicable Call Settlement Date, payable on that Call Settlement Date.  No further payments will be made on the notes.
Payment at Maturity:
If the notes have not been automatically called and the Final Value is greater than or equal to the Conversion Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment applicable to the Maturity Date.
If the notes have not been automatically called and the Final Value is less than the Conversion Value, you will receive at maturity per $1,000 principal amount note, in addition to the Interest Payment applicable to the Maturity Date, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value).  Fractional shares will be paid in cash.
The market value of the Physical Delivery Amount or the Cash Value will most likely be substantially less than the principal amount of your notes, and may be zero.
Physical Delivery Amount: The number of shares of the Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Conversion Value, times the Stock Adjustment Factor
Cash Value: For each $1,000 principal amount note, $1,000 divided by the Conversion Value, times the Final Value
Initial Value: The closing price of one share of the Reference Stock on the Pricing Date
Final Value: The closing price of one share of the Reference Stock on the final Review Date
Stock Adjustment Factor:
The Stock Adjustment Factor is referenced in determining the closing price of one share of the Reference Stock and is set equal to 1.0 on the Pricing Date.  The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock.  See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement no. 4a-I for further information.

TS-1 | Structured Investments Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Class A Common Stock of Under Armour, Inc.

How the Notes Work

Payments in Connection with Review Dates Preceding the Final Review Date

Payment at Maturity If the Notes Have Not Been Automatically Called

Total Interest Payments
The table below illustrates the hypothetical total Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Interest Rate of 7.05% per annum, depending on how many Interest Payments are made prior to automatic call or maturity.  If the notes have not been automatically called, the hypothetical total Interest Payments per $1,000 principal amount note over the term of the notes will be equal to the maximum amount shown in the table below.  The actual Interest Rate will be provided in the pricing supplement and will be at least 7.05% per annum.
Number of Interest Payments	Total Interest Payments
12	$70.500
9	$52.875
6	$35.250
3	$17.625

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to a hypothetical Reference Stock, assuming a range of performances for the hypothetical Reference Stock on the Review Dates.  The hypothetical payments set forth below assume the following:

TS-2 | Structured Investments Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Class A Common Stock of Under Armour, Inc.

•	an Initial Value of $100.00;
•	a Conversion Value of $80.00 (equal to 80.00% of the hypothetical Initial Value); and
•	an Interest Rate of 7.05% per annum (payable at a rate of 0.5875% per month).

The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and may not represent a likely Initial Value.  The actual Initial Value will be the closing price of one share of the Reference Stock on the Pricing Date and will be provided in the pricing supplement.  For historical data regarding the actual closing prices of one share of the Reference Stock, please see the historical information set forth under “The Reference Stock” in this term sheet.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes.  The numbers appearing in the following examples have been rounded for ease of analysis.
Example 1 — Notes are automatically called on the first Review Date.
Date	Closing Price
First Review Date	$110.00	Notes are automatically called
	Total Payment	$1,017.625 (1.7625% return)
Because the closing price of one share of the Reference Stock on the first Review Date is greater than or equal to the Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,005.875 (or $1,000 plus the Interest Payment applicable to the corresponding Interest Payment Date), payable on the applicable Call Settlement Date.  When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,017.625.  No further payments will be made on the notes.
Example 2 — Notes have NOT been automatically called and the Final Value is greater than or equal to the Conversion Value.
Date	Closing Price
First Review Date	$90.00	Notes NOT automatically called
Second Review Date	$85.00	Notes NOT automatically called
Third Review Date	$95.00	Notes NOT automatically called
Final Review Date	$95.00	Final Value is greater than or equal to Conversion Value
	Total Payment	$1,070.50 (7.05% return)
Because the notes have not been automatically called and the Final Value is greater than or equal to the Conversion Value, the payment at maturity, for each $1,000 principal amount note, will be $1,005.875 (or $1,000 plus the Interest Payment applicable to the Maturity Date).  When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,070.50.
Example 3 — Notes have NOT been automatically called and the Final Value is less than the Conversion Value.
Date	Closing Price
First Review Date	$70.00	Notes NOT automatically called
Second Review Date	$75.00	Notes NOT automatically called
Third Review Date	$65.00	Notes NOT automatically called
Final Review Date	$50.00	Final Value is less than Conversion Value
	Total Payment	$695.50† (-30.45% return)
† Reflects the value of the Physical Delivery Amount on the Maturity Date, assuming it is equal to the Cash Value, plus the total Interest Payments over the term of the notes.
Because the notes have not been automatically called and the Final Value is less than the Conversion Value, you will receive at maturity, in addition to the Interest Payment applicable to the Maturity Date, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value).  Fractional shares will be paid in cash.  Assuming that the value of the

TS-3 | Structured Investments Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Class A Common Stock of Under Armour, Inc.

Physical Delivery Amount on the Maturity Date is equal to the Cash Value, the value of the payment at maturity will be $630.875 per $1,000 principal amount note, calculated as follows:
[($1,000 / $80.00) × $50.00] + $5.875 = $630.875
When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $695.50.  The actual value of the Physical Delivery Amount will be less than the Cash Value if the price of the Reference Stock on the Maturity Date is less than the Final Value.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal.  If the notes have not been automatically called and the Final Value is less than the Conversion Value, you will receive at maturity a predetermined number of shares of the Reference Stock (or, at our election, the Cash Value), the market value of which will most likely be substantially less than the principal amount of your notes, and may be zero.
•	CREDIT RISK OF JPMORGAN CHASE & CO. —
Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF THE INTEREST PAYMENTS PAID OVER THE TERM OF THE NOTES,
regardless of any appreciation in the price of the Reference Stock, which may be significant.  You will not participate in any appreciation in the price of the Reference Stock.
•	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes.  In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
•	IF YOU RECEIVE THE PHYSICAL DELIVERY AMOUNT AT MATURITY, THE VALUE OF THE SHARES OF THE REFERENCE STOCK YOU RECEIVE MAY BE LESS ON THE MATURITY DATE THAN ON THE FINAL REVIEW DATE —
We will make no adjustments to the Physical Delivery Amount to account for any fluctuations in the value of the shares of the Reference Stock to be delivered at maturity.   You will bear the risk of any decrease in the value of those shares between the final Review Date and the Maturity Date.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Interest Payments after the applicable Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk.
•	YOU WILL NOT RECEIVE DIVIDENDS ON THE REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO THE REFERENCE STOCK.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER —

TS-4 | Structured Investments Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Class A Common Stock of Under Armour, Inc.

We have not independently verified any of the information about the Reference Stock issuer contained in this term sheet.  You should undertake your own investigation into the Reference Stock and its issuer.  We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —
The calculation agent will not make an adjustment in response to all events that could affect the Reference Stock.  The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.  You may not be able to sell your notes.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Interest Rate.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —
See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —
The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price if any, at which JPMS will

TS-5 | Structured Investments Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Class A Common Stock of Under Armour, Inc.

be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Reference Stock.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.  See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Reference Stock

All information contained herein on the Reference Stock and on Under Armour is derived from publicly available sources, without independent verification.  According to its publicly available filings with the SEC, Under Armour’s principal business activities are the development, marketing and distribution of branded performance apparel, footwear and accessories for men, women and youth.  The Class A common stock of Under Armour, par value of $0.0003 1/3 per share (Bloomberg ticker: UA), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Under Armour in the accompanying product supplement no. 4a-I.  Information provided to or filed with the SEC by Under Armour pursuant to the Exchange Act can be located by reference to SEC file number 001-33202, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.
Historical Information
The following graph sets forth the historical performance of the Reference Stock based on the weekly historical closing prices of one share of the Reference Stock from January 8, 2010 through October 30, 2015.  The closing price of one share of the Reference Stock on November 5, 2015 was $96.03.  We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices above and below have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
The historical closing prices of one share of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the Pricing Date or any Review Date.  We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your principal amount.

TS-6 | Structured Investments Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Class A Common Stock of Under Armour, Inc.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, requires you to purchase the Reference Stock (or, at our option, receive the Cash Value thereof) from us at maturity for an amount equal to the Deposit under circumstances where the payment due at maturity is the Physical Delivery Amount (or the Cash Value thereof) and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Units Each Comprising a Put Option and a Deposit” in the accompanying product supplement no. 4a-I, and in particular in the subsection thereof entitled “— Notes with a Term of More than One Year.”  By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph.  However, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
We will determine the portion of each interest payment on the notes that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes.  If the notes had priced on November 5, 2015, we would have allocated approximately 16.88% of each interest payment to interest on the Deposit and the remainder to Put Premium.  The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date.  Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call.
Withholding under legislation commonly referred to as “FATCA” will apply to amounts treated as interest or other “fixed or determinable annual or periodical” income for U.S. federal income tax purposes paid with respect to the notes.
Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.
You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice.  Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”
The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as

TS-7 | Structured Investments Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Class A Common Stock of Under Armour, Inc.

assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “How the Notes Work” and “Hypothetical Payout Examples” in this term sheet for an illustration of the risk-return profile of the notes and “The Reference Stock” in this term sheet for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I and this term sheet if you so request by calling toll-free 866-535-9248.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

TS-8 | Structured Investments Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Class A Common Stock of Under Armour, Inc.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

TS-9 | Structured Investments Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Class A Common Stock of Under Armour, Inc.